As filed with the Securities and Exchange Commission on July 28, 2008
Registration No. 333-144944

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A
Amendment No. 1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ROSTOCK VENTURES CORP.
(Name of registrant in its charter)

NEVADA	1000	98-0514250
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

102 Pawlychenko Lane, #34
Saskatoon, SK S7V 1G9
Telephone: (306) 477-0850
(Address and telephone number of principal executive offices)

Incorp Services, Inc.
375 N. Stephanie Street, Suite 1411
Henderson, Nevada, 89014-8909
(702) 866-2500
(Name, address and telephone number of agent for service)

Copies to:

David M. Loev		John S. Gillies
The Loev Law Firm, PC		The Loev Law Firm, PC
6300 West Loop South, Suite 280	&	6300 West Loop South, Suite 280
Bellaire, Texas 77401		Bellaire, Texas 77401
Phone: (713) 524-4110		Phone: (713) 524-4110
Fax: (713) 524-4122		Fax: (713) 456-7908

Approximate date of proposed sale to the public:	As soon as practicable after this Registration Statement is declared effective.

If  any  of  the Securities being registered on this Form are to be offered on a delayed  or  continuous  basis  pursuant to Rule 415 under the Securities Act of 1933,  check  the  following  box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933 , please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [   ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	No. of Shares to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Common Stock, par value $0.001 per share, previously issued to investors	1,814,039	$0.05	$90,701.95	$2.78

(1)	Represents shares issued by Rostock Ventures Corp. in a private placement transaction completed on January 5, 2007.
(2)	This price was arbitrarily determined by Rostock Ventures Corp.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended (the “Securities Act”).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission (the “SEC”), acting pursuant to said Section 8(a), may determine.

Pursuant to Final Rule Release No. 33-8876, the registrant is filing this Registration Statement on Form S-1/A to amend its original Registration Statement on Form SB-2.  Also pursuant to Final Rule Release No. 33-8876, however, the registrant elects to use the small business disclosure format and content based on Form SB-2 for this registration statement.

SUBJECT TO COMPLETION, DATED ______, 2008

The information contained in this Prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the United States Securities and Exchange Commission (the “SEC”) is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

ROSTOCK VENTURES CORP.
Prospectus
--------------------------
1,814,039 SHARES
COMMON STOCK
-------------------------
The selling stockholders named in this Prospectus are offering the 1,814,039 shares of common stock of Rostock Ventures Corp. (“Rostock”) offered through this Prospectus. Rostock has set a price of $0.05 per share of its common stock offered through this Prospectus.

			Proceeds to Selling Stockholders
	Offering Price	Commissions	Before Expenses and Commissions
Per Share	$0.05	Not Applicable	$0.05

Total	$90,701.95	Not Applicable	$90,701.95

Rostock is not selling any shares of its common stock in this Offering and therefore will not receive any proceeds from this Offering.

Rostock’s common stock is presently not traded on any market or securities exchange. The sales price to the public is fixed at $0.05 per share until such time as the shares of the Rostock’s common stock are traded on the OTC Bulletin Board. Although Rostock anticipates its common stock will be quoted on the OTC Bulletin Board in the future, public trading of its common stock may never materialize. If Rostock’s common stock becomes quoted on the OTC Bulletin Board, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the selling stockholders.

---------------

The purchase of the securities offered through this Prospectus involves a high degree of risk. You should carefully read and consider the section of this Prospectus entitled “Risk Factors” on pages 10 through 13 before buying any shares of Rostock’s common stock.

This Offering will terminate nine months after this Prospectus is declared effective by the SEC. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or similar account.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

The Date Of This Prospectus Is: _________, 2008

--------------------------

ROSTOCK VENTURES CORP.
Prospectus

Where You Can Find More Information	F-13

Information Not Required In The Prospectus	37

Signatures	41

Until ninety days after the date this registration statement is declared effective, all dealers that effect transactions in these securities whether or not participating in this Offering, may be required to deliver a Prospectus. This is in addition to the dealers’ obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

SUMMARY

As used in this Prospectus, unless the context otherwise requires, “we,” “us,” “our,” the “Company” and “Rostock” refers to Rostock Ventures Corp. All dollar amounts in this Prospectus are in U.S. dollars unless otherwise stated. You should read the entire Prospectus before making an investment decision to purchase our common stock.

ROSTOCK VENTURES CORP.

Overview of Our Business

We are an exploration stage company engaged in the acquisition and exploration of mineral properties. We acquired a 100% undivided interest in a mineral claim known as the McVicar Claim comprised of a mineral claim block totaling 20 acres located on the Yellow Pine Mining District, Clark County, Nevada. We acquired our McVicar Claim pursuant to a purchase agreement dated December 22, 2006 with Kimberly Sinclair. Our plan of operation is to conduct mineral exploration activities on the McVicar Claim in order to assess whether it possesses commercially extractable deposits of lead, zinc, silver or gold.  In December 2007, we acquired the Amerillo Claim (described below) for $5,000 in prospecting fees, which we have no current plans to explore or develop.

We have not earned any revenues to date. We do not anticipate earning revenues until such time as we enter into commercial production of our mineral properties. We are presently in the exploration stage of our business and we can provide no assurance that we will discover commercially exploitable levels of mineral resources on our properties, or if such deposits are discovered, that we will enter into further substantial exploration programs.

Summary Financial Information

Our financial information as of our fiscal period from inception on November 2, 2006 to December 31, 2006 is summarized below:

Summary Balance Sheet Information:	As of March 31, 2008 (Unaudited)	As of December 31, 2007
Cash and Cash Equivalents	$20,923	$38,128
Total Assets	$27,049	$38,128
Liabilities	$3,780	$6,879
Total Stockholders’ Equity	$23,269	$31,249

Summary Statement of Operations:	Three months ended March 31, 2008 (Unaudited)	Year ended December 31, 2007	Period from November 2, 2006 (Date of Inception) to March 31, 2008 (Unaudited)
Revenue	$0	$0	$0
Expenses	$6,791	$62,965	$78,255
Loss From Operations	$6,791	$62,965	$78,255
Comprehensive Income (Loss)	$(1,189)	$8,292	$7,103
Comprehensive Loss	$7,980	$54,673	$71,152

About Us

We were incorporated on November 2, 2006 under the laws of the State of Nevada. Our principal offices are located at 102 Pawlychenko Lane, #34, Saskatoon, SK S7V 1G9. Our telephone number is (306) 477-0850.

THE OFFERING

The Issuer:	Rostock Ventures Corp.

Selling Security Holders:
The selling stockholders named in this Prospectus are existing stockholders of Rostock who purchased shares of our common stock in a private placement transaction completed on January 5, 2007. The issuance of the shares by us to the selling stockholders was exempt from the registration requirements of the Securities Act of 1933 (the “Securities Act”). See “Selling Security Holders.”

Securities Being Offered:	Up to 1,814,039 shares of our common stock, par value $0.001 per share.

Offering Price:
The offering price of the common stock is $0.05 per share. We anticipate our common stock will be quoted on the OTC Bulletin Board in the future, after we become a reporting entity under the Securities Act of 1933 (the “Act”). However, public trading of our common stock may never materialize. If our common stock becomes traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling stockholders.

Duration of Offering:	This Offering will terminate nine months after this Prospectus is declared effective by the SEC.

Minimum Number of Shares To Be Sold in This Offering:	None.

Common Stock Outstanding Before and After the Offering:	5,814,039 shares of our common stock are issued and outstanding as of the date of this Prospectus. All of the common stock to be sold under this Prospectus will be sold by existing stockholders.

Use of Proceeds:	We will not receive any proceeds from the sale of the common stock by the selling stockholders.

Risk Factors:	See “Risk Factors” and the other information in this Prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

GLOSSARY OF TECHNICAL GEOLOGICAL TERMS

The following defined technical geological terms are used in our Prospectus:

Anglesite	A native sulphate of lead. It occurs in white or yellowish transparent, prismatic crystals.

Azurite	Blue carbonate of copper; blue malachite.

Breccia	A rock in which angular fragments are surrounded by a mass of fine-grained minerals.

Brecciation	The formation of angular rock fragments.

Calamine	A white mineral; a common ore of zinc.

Carbonate	A salt or ester of carbonic acid.

Carboniferous	Referring to the Mississippian and Pennsylvanian periods combined, ranging from about 345 million years to about 280 million years ago.

Cerussite	A mineral consisting of lead carbonate that is an important source of lead.

Chalcopyrite	A copper iron sulfide mineral that is one of the most important sources of copper.

Chrysocolla	A hydrous silicate of copper, occurring massive, of a blue or greenish blue color.

Cinnabar	A heavy reddish mineral consisting of mercuric sulfide; the chief source of mercury.

Cretaceous
Rocks laid down during the last period of the Mesozoic era (between the Jurassic and Tertiary periods, about 146 to 65 million years ago), at the end of which dinosaurs and many other organisms died out.

Decrepitates	A mineral is said to decrepitate when it flies to pieces with a crackling noise on being heated.

Diamond drill(ing)
A rotary type of rock drill in which the cutting is done by abrasion rather than percussion. The cutting bit is set with diamonds and is attached to the end of long hollow rods through which water or other fluid is pumped to the cutting face as a lubricant. The drill cuts a core of rock that is recovered in long cylindrical sections, two centimeters or more in diameter.

Dolomite	A sedimentary carbonate rock.

Fault Zones	A network of interconnected fractures representing the surficial expression of a fault.

Fold	A planar feature, such as a bedding plane, that has been strongly warped, presumably by deformation.

Galena	Soft blue-gray mineral; lead sulfide; a major source of lead.

Granite	Plutonic igneous rock having visibly crystalline texture; generally composed of feldspar and mica and quartz.

Hydrozincite
An abundant element of the magnesium-cadmium group, extracted principally from the minerals zinc blende, smithsonite, calamine, and franklinite, as an easily fusible bluish white metal, which is malleable, especially when heated.

Igneous	A type of rock which has been formed by the consolidation of magma, a molten substance from the earth’s core.

Intercalated	An adjective used to describe layered material that exists or is introduced between layers of a different character.

Intrusive	A body of igneous rock formed by the consolidation of magma intruded into other rocks, in contrast to lavas, which are extruded upon the surface.

Jurassic	Second Period of Mesozoic Era, which covered span of time between 190 – 135 million years before the present time.

Limonite	A widely occurring iron oxide ore; a mixture of goethite and hematite and lepidocrocite.

Lode	A mineral deposit in solid rock.

Malachite	Green mineral used as an ore of copper and for making ornamental objects.

Mesozoic	One of the eras of geologic time. It includes the Triassic, Jurassic and Cretaceous periods.

Mineralization	The concentration of metals and their chemical compounds within a body of rock.

Monte Cristo Limestone Formation	A local name for a geological series of rocks.

Monzonite	An intermediate igneous intrusive rock composed of approximately equal amounts of orthoclase and plagioclase minerals.

Normal Fault	A dip-slip fault in which the block above the fault has moved downward relative to the block below.

Ore	A mixture of minerals and gangue from which at least one metal can be extracted at a profit.

Paleozoic	Rocks that were laid down during the Paleozoic Era (between 544 and 230 million years before the present time).

Pluton	Body of rock exposed after solidification at great depth.

Porphyritic	Containing relatively large isolated crystals in a mass of fine texture.

Porphyry	A heterogeneous rock characterized by the presence of crustals in a relatively finer- grained matrix.

Pyrite
The most common of the sulphide minerals. It is usually found associated with other sulphides or oxides in quartz veins, sedimentary rock and metamorphic rock, as well as in coal beds, and as the replacement mineral in fossils.

Quartz	A mineral whose composition is silicon dioxide. A crystalline form of silica.

Reserve	For the purposes of this Prospectus: that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. Reserves consist of:

1)
Proven (Measured) Reserves. Reserves for which: (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling; and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.

2)
Probable (Indicated) Reserves. Reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven (measured) reserves, is high enough to assume continuity between points of observation.

Sedimentary	A type of rock which has been created by the deposition of solids from a liquid.

Siliceous	Of or relating to silica, a type of silicon.

Sill	A term used in mining to refer to flat-bedded strata of sandstone or similar hard rocks.

Smithsonite	Native zinc carbonate. It generally occurs in stalactitic, reniform, or botryoidal shapes, of a white to gray, green, or brown color.

Sphalerite	A mineral that is the chief ore of zinc.

Structural	Pertaining to geologic structure.

Supergene	An adjective used to describe a mineral deposit or enrichment formed near the surface.

Tertiary	Relating to the first period of the Cenozoic era, about 65 to 1.64 million years ago.

Thrust Faults (Faulting)	A dip-slip fault in which the upper block above the fault plane moves up and over the lower block, so that older strata are placed over younger.

Trenching	The removal of overburden to expose the underlying bedrock.

Triassic	The system of strata that was deposited between 210 and 250 million years before the present time.

Vein	An occurrence of ore with an irregular development in length, width and depth usually from an intrusion of igneous rock.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this Prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock, if we publicly trade at a later date, could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related To Our Business

If we do not obtain additional financing, our business will fail.

Our current operating funds are not sufficient to meet the anticipated costs of Phases II through IV of our exploration program on the McVicar Claim. Therefore, we will need to obtain additional financing in order to complete our full business plan. As at March 31, 2008, the date of our most recent financial statements, we had cash on hand in the amount of approximately $20,923.  During the quarter ended March 31, 2008, we had a comprehensive loss of $7,980 and during the period from November 2, 2006 (inception) until March 31, 2008, we had a comprehensive loss of $71,152.   Furthermore, we anticipate the need for approximately $49,000 of additional capital to support our operations and complete our business plan and complete our exploration activities as planned during the next 12 months. If no additional funding is raised, we do not anticipate being able to complete any additional exploration activities and anticipate only being able to continue our business operations for the next five (5) months.  We have not earned any revenues from our mineral exploration since our inception. Our plan of operation calls for significant expenses in connection with the exploration of our McVicar Claim. We currently do not have any arrangements for financing and we may not be able to obtain financing when required. Our ability to obtain additional financing could be subject to a number of factors outside of our control, including the results from our exploration program, and any unanticipated problems relating to our mineral exploration activities, including environmental assessments and additional costs and expenses that may exceed our current estimates. If we are unable to obtain additional financing in the amounts and when needed, our business could fail.

We rely heavily on Collin D. Sinclair, our President, Secretary, Treasurer and sole Director, and if he were to leave, we could face substantial costs in securing a similarly qualified officer and director.

Our success depends upon the personal efforts and abilities of Collin D. Sinclair, our President, Secretary, Treasurer and sole Director. Mr. Sinclair spends approximately 15 hours per week on Company matters.  Our ability to operate and implement our exploration activities is heavily dependent on the continued service of Mr. Sinclair and will depend on our ability to attract qualified contractors and consultants on an as-needed basis.  We anticipate facing continued competition for such contractors and consultants, and may face competition for the services of Mr. Sinclair in the future. We do not have any employment contract with Mr. Sinclair, nor do we currently have any key man insurance on Mr. Sinclair. Mr. Sinclair is our driving force and is responsible for maintaining our relationships and operations. We cannot be certain that we will be able to retain Mr. Sinclair and/or attract and retain contractors and consultants in the future.  The loss of Mr. Sinclair and/or our inability to attract and retain qualified contractors and consultants on an as-needed basis could have a material adverse effect on our business and operations.

Because of the unique difficulties and uncertainties inherent in mineral exploration ventures, we face a high risk of business failure.

You should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration, and additional costs and expenses that may exceed current estimates. Our McVicar Claim does not contain a known body of commercial ore and, therefore, any program conducted on the McVicar Claim would be an exploratory search of ore. There is no certainty that any expenditures made in the exploration of the McVicar Claim will result in discoveries of commercial quantities of ore. Most exploration projects do not result in the discovery of commercially mineable deposits of ore. Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. If the results of our exploration program do not reveal viable commercial mineralization, we may decide to abandon our claim and acquire new claims for new exploration. The acquisition of additional claims will be dependent upon our possessing sufficient capital resources to purchase such claims. If we do not have sufficient capital resources and are unable to obtain sufficient financing, we may be forced to abandon our operations.

We have no known mineral reserves and if we cannot find any, we may have to cease operations.

We have no mineral reserves. If we do not find a viable mineral reserve, or if we cannot exploit the mineral reserve, either because we do not have the money to do it or because it will not be economically feasible to do it, we may have to cease operations and you may lose your investment. Mineral exploration is a highly speculative endeavor. It involves many risks and is often non-productive. Even if we are able to find mineral reserves on our property our production capability is subject to further risks and uncertainties including:

(i)
Costs of bringing the property into production including exploration work, preparation of production feasibility studies, and construction of production facilities, all of which we have not budgeted for;

(ii)	Availability and costs of financing;
(iii)	Ongoing costs of production; and
(iv)	Environmental compliance regulations and restraints.

The marketability of any minerals acquired or discovered may be affected by numerous factors which are beyond our control and which cannot be accurately predicted, such as market fluctuations, the lack of milling facilities and processing equipment near the McVicar Claim, and such other factors as government regulations, including regulations relating to allowable production, importing and exporting of minerals, and environmental protection.

We face significant competition in the mineral exploration industry.

We compete with other mining and exploration companies possessing greater financial resources and technical facilities than we do in connection with the acquisition and exploration of mineral claims and leases and in connection with the recruitment and retention of qualified personnel. There is significant competition for a limited number of mineral properties and, as a result, we may be unable to acquire an interest in attractive mineral properties on terms we consider acceptable on a continuing basis.

Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages as we conduct our business.

The search for valuable minerals involves numerous hazards. As a result, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or against which we may elect not to insure. At the present time we have no coverage to insure against these hazards. The payment of such liabilities may result in our inability to complete our planned exploration program and/or obtain additional financing to fund our exploration program.

As we undertake exploration of our mineral claim, we will be subject to compliance with government regulation that may increase the anticipated cost of our exploration program.

There are several governmental regulations that materially restrict mineral exploration. We are subject to the laws of the State of Nevada as we carry out our exploration program. We may be required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these laws. If we enter the production phase, the cost of complying with permit and regulatory environment laws will be greater because the impact on the project area is greater. Permits and regulations will control all aspects of the production program if the project continues to that stage. Examples of regulatory requirements include:

(i)	Water discharge will have to meet drinking water standards;
(ii)	Dust generation will have to be minimal or otherwise re-mediated;
(iii)	Dumping of material on the surface will have to be re-contoured and re-vegetated with natural vegetation;
(iv)	An assessment of all material to be left on the surface will need to be environmentally benign;

(v)	Ground water will have to be monitored for any potential contaminants;
(vi)	The socio-economic impact of the project will have to be evaluated and if deemed negative, will have to be re-mediated; and
(vii)	There will have to be an impact report of the work on the local fauna and flora including a study of potentially endangered species.

Our annual cost of compliance with the Bureau of Land Management in the State of Nevada is expected to be minimal. There is a risk that new regulations could increase our costs of doing business and prevent us from carrying out our exploration program. We will also have to sustain the cost of reclamation and environmental remediation for all exploration work undertaken. Both reclamation and environmental remediation refer to putting disturbed ground back as close to its original state as possible. Other potential pollution or damage must be cleaned-up and renewed along standard guidelines outlined in the usual permits. Reclamation is the process of bringing the land back to its natural state after completion of exploration activities. Environmental remediation refers to the physical activity of taking steps to remediate, or remedy, any environmental damage caused. The amount of these costs is not known at this time as we do not know the extent of the exploration program that will be undertaken beyond completion of the recommended work program. If remediation costs exceed our cash reserves we may be unable to complete our exploration program and have to abandon our operations. See “Description of Business - Compliance with Government Regulation,” below.

Because our executive officers and Director do not have formal training specific to the technicalities of mineral exploration, there is a higher risk that our business will fail.

Collin D. Sinclair, our President, Secretary, Treasurer and sole Director, and Dana Kopecka, our Vice-President, both do not have any formal training as geologists and only limited training in the technical aspects of managing a mineral exploration company. With very limited direct training or experience in these areas, our management may not be fully aware of the specific requirements related to working within this industry. Our management's decisions and choices may not take into account standard engineering or managerial approaches mineral exploration companies commonly use. Consequently, our operations, earnings, and ultimate financial success could suffer irreparable harm due to management's lack of experience in this industry.

Because the prices of metals fluctuate, if the price of metals for which we are exploring decreases below a specified level, it may no longer be profitable to explore for those metals and we will cease operations.

Prices of metals are determined by such factors as expectations for inflation, the strength of the United States dollar, global and regional supply and demand, and political and economic conditions and production costs in metals producing regions of the world. The aggregate effect of these factors on metal prices is impossible for us to predict. In addition, the prices of metals such as lead, zinc, copper, silver or gold are sometimes subject to rapid short-term and/or prolonged changes because of speculative activities. The current demand for and supply of these metals affect the metal prices, but not necessarily in the same manner as current supply and demand affect the prices of other commodities. The supply of these metals primarily consists of new production from mining. If the prices of the metals are, for a substantial period, below our foreseeable cost of production, it may not be economical for us to continue operations and you could lose your entire investment.

Because the Company does not have independent directors, certain conflicts of interest may occur.

Since we do not have an independent director or an independent audit or compensation committee, our Board of Directors is responsible for reviewing and making recommendations concerning executive compensation and other matters that normally would be performed by such independent directors and such committees.  Because we do not have an independent director or audit or compensation committee, there is a potential conflict of interest due to the fact that our Board of Directors has the authority to determine issues concerning the compensation of executive officers (in essence, its own compensation), approval of related party transactions, the oversight of auditors and the accounting function, and the segregation of duties. These independence issues are further compounded by the fact that the Company currently has only one Director and two executive officers.

The Company has only two executive officers, who live in different countries, both of whom will be able to devote only a limited amount of time to Company matters.

The Company’s management currently consists of Collin D. Sinclair, our President, Secretary and Treasurer and Dana Kopecka, our Vice President.  Mr. Sinclair currently resides in Saskatoon, Saskatchewan, Canada and Ms. Kopecka currently resides in Prague, Czech Republic.  Mr. Sinclair and Ms. Kopecka are both engaged in other full time endeavors, and will be able to devote only a limited amount of time to Company matters, approximately 15 hours per week by Mr. Sinclair and two hours per week for Ms. Kopecka.  Not having any full time executive officer could potentially have a material adverse effect on the Company’s operations.  Further, the fact that Mr. Sinclair and Ms. Kopecka live in different countries could negatively impact management’s ability to coordinate and make timely corporate decisions.  Potential investors should consider these issues before making an investment in our common stock.

Risks Related To The Ownership of Our Stock

Because our executive officer and sole Director, Collin D. Sinclair, owns 68.8% of our outstanding common stock, investors may find that corporate decisions controlled by Mr. Sinclair are inconsistent with the interests of other stockholders.

Collin D. Sinclair, our President, Secretary and Treasurer, controls 68.8% of our issued and outstanding shares of common stock. Accordingly, in accordance with our Articles of Incorporation and Bylaws, Mr. Sinclair is able to control who is elected to our Board of Directors and thus could act, or could have the power to act, as our management. Since Mr. Sinclair is not simply a passive investor, but is also our principal executive officer, his interests as an executive officer may, at times, be adverse to those of passive investors. Where those conflicts exist, our shareholders will be dependent upon Mr. Sinclair exercising, in a manner fair to all of our shareholders, his fiduciary duties as an officer or as a member of our Board of Directors . Also, due to his stock ownership position, Mr. Sinclair will have: (i) the ability to control the outcome of most corporate actions requiring stockholder approval, including amendments to our Articles of Incorporation; (ii) the ability to control corporate combinations or similar transactions that might benefit minority stockholders which may be rejected by Mr. Sinclair to their detriment, and (iii) control over transactions between him and Rostock.

We may conduct further offerings in the future in which case your shareholdings will be diluted.

We completed an offering of 1,814,039 shares of our common stock at a price of $0.03 per share to investors on January 5, 2007. Additionally, Mr. Sinclair acquired 4,000,000 shares of our common stock at a price of $0.01 per share on November 17, 2006, for a total purchase price of $40,000. Since our inception, we have relied on such equity sales of our common stock to fund our operations. We may conduct further equity offerings in the future to finance our current projects or to finance subsequent projects that we decide to undertake. If common stock is issued in return for additional funds, the price per share could be lower than that paid by our current stockholders. We anticipate continuing to rely on equity sales of our common stock in order to fund our business operations. If we issue additional stock, your percentage interest in us will be diluted. The result of this could reduce the value of your stock.

If our common stock is not approved for quotation on the Over-the-Counter Bulletin Board, our common stock may not be publicly traded, which could make it difficult to sell shares of our common stock and/or cause the value of our common stock to decline in value.

In order to have our common stock quoted on the OTCBB, which is our current plan, we will need to first clear our outstanding comments with the Securities and Exchange Commission; then engage a market maker, who will file a Form 15c2-11 with the Financial Industry Regulatory Authority ("FINRA"); and clear FINRA comments to obtain a trading symbol on the OTCBB. Assuming we clear SEC comments and assuming we clear FINRA comments, of which we can provide no assurances, we anticipate receiving a trading symbol and having our shares of common stock quoted on the OTCBB in approximately one (1) to two (2) months after the effectiveness of this Registration Statement. In the event we are unable to have this Registration Statement declared effective by the SEC or our Form 15c2-11 is not approved by the FINRA, we plan to file a 15c2-11 to quote our shares of common stock on the Pink Sheets. If we are not cleared to have our securities quoted on the OTCBB and/or in the event we fail to obtain effectiveness of this Registration Statement, and are not cleared for trading on the Pink Sheets, there will be no public market for our common stock and it could be difficult for our then shareholders to sell shares of common stock which they own. As a result, the value of our common stock will likely be less than it would otherwise due to the difficulty shareholders will have in selling their shares. If we are unable to obtain clearance to quote our securities on the OTCBB and/or the Pink Sheets, it will be difficult for us to raise capital and we could be forced to curtail or abandon our business operations, and as a result, the value of our common stock could become worthless.  Furthermore, even if we are successful in obtaining a trading symbol on the OTCBB or the Pink Sheets, there can be no assurance that a market for our common stock will develop in the future.

Because our stock is a penny stock, stockholders will be more limited in their ability to sell their stock.

The shares offered by this Prospectus constitute a penny stock under the Exchange Act. The shares will remain classified as a penny stock for the foreseeable future. The classification as a penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his or her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares will be subject to Rules 15g-1 through 15g-10 of the Exchange Act. Rather than having to comply with these rules, some broker-dealers will refuse to attempt to sell a penny stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered through this Prospectus by the selling stockholders.

DETERMINATION OF OFFERING PRICE

The $0.05 per share offering price of our common stock was arbitrarily determined based on our internal assessment of what the market would support. However, the selection of this particular price was influenced by the last sales price from our recent private offering of 1,814,039 shares of our common stock which was completed on January 5, 2007 at a price of $0.03 per share. There is no relationship whatsoever between this price and our assets, earnings, book value or any other objective criteria of value.

We plan to have our common stock quoted on the OTC Bulletin Board upon our becoming a reporting entity. If our common stock becomes quoted on the OTC Bulletin Board and a market for the stock develops, of which there can be no assurance, the actual price of our stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling stockholders named in this Prospectus. The offering price would thus be determined by market factors and the independent decisions of the selling stockholders named in this Prospectus. Although Rostock plans to have its common stock traded on the OTC Bulletin Board, public trading of its common stock may never materialize.

DILUTION

The common stock to be sold by the selling stockholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders.

SELLING SECURITY HOLDERS

The selling stockholders named in this Prospectus are offering all of the 1,814,039 shares of common stock offered through this Prospectus. The selling stockholders acquired the 1,814,039 shares of common stock offered through this Prospectus from us in an offering that was exempt from registration under Regulation S of the Securities Act of 1933, as amended (the “Act”) and completed on January 5, 2007.

The following table provides as of July 14, 2008 information regarding the beneficial ownership of our common stock held by each of the selling stockholders, including:

1.	the number of shares beneficially owned by each prior to this Offering;
2.	the total number of shares that are to be offered by each;
3.	the total number of shares that will be beneficially owned by each upon completion of the Offering;
4.	the percentage owned by each upon completion of the Offering; and
5.	the identity of the beneficial holder of any entity that owns the shares.

Name Of Selling Stockholder (1)	Beneficial Ownership Before Offering(1)		Number of Shares Being Offered	Beneficial Ownership After Offering(1)
	Number of Shares	Percent(2)		Number of Shares	Percent(2)
Martina Cabadajova	30,600	*	30,600	Nil	*
Lucie Cerna	115,333	2.0%	115,333	Nil	*
Marcela Dvorakova	115,333	2.0%	115,333	Nil	*
Eva Fenclova	76,867	1.3%	76,867	Nil	*
Lucie Fenclova	78,133	1.3%	78,133	Nil	*
Marketa Ferencova	15,500	*	15,500	Nil	*
Tereza Grandicova	31,300	*	31,300	Nil	*
Vlasta Heinzova	114,967	2.0%	114,967	Nil	*
Vlasta Hvozdecka	15,565	*	15,565	Nil	*
Milos Kadlec	30,300	*	30,300	Nil	*
Barbora Kadlecova	31,233	*	31,233	Nil	*
Martin Klusak	30,433	*	30,433	Nil	*
Ondrej Koubek	15,661	*	15,661	Nil	*
Jana Kuresova	31,300	*	31,300	Nil	*
Karolina Kuresova	46,080	*	46,080	Nil	*
Monika Lucanova	62,467	1.1%	62,467	Nil	*
Jiri Mask	31,300	*	31,300	Nil	*
Hana Melicharova	15,600	*	15,600	Nil	*
Pavla Moravcova	46,900	*	46,900	Nil	*
Oldrich Pantlik	15,600	*	15,600	Nil	*
Helena Pantlikova	31,233	*	31,233	Nil	*
Josef Pelikan	79,467	1.4%	79,467	Nil	*
Denisa Pospisilova	46,900	*	46,900	Nil	*

Michaela Richterova	76,867	1.3%	76,867	Nil	*
Viktorin Roman	46,833	*	46,833	Nil	*
Jana Rouskova	47,667	*	47,667	Nil	*
Lucie Schutznerova	62,467	1.1%	62,467	Nil	*
Jan Schutzner	60,900	1.0%	60,900	Nil	*
Jitka Sikolova	15,600	*	15,600	Nil	*
Marketa Sklenarova	115,333	2.0%	115,333	Nil	*
Alena Sochorova	46,100	*	46,100	Nil	*
Pavel Vaclavik	79,467	1.4%	79,467	Nil	*
Eva Vesela	15,600	*	15,600	Nil	*
Eva Viktorinova	46,833	*	46,833	Nil	*
Viktor Vondra	45,400	*	45,400	Nil	*
Michal Zabusek	46,900	*	46,900	Nil
TOTAL	1,814,039	31.2%	1,814,039	NIL	*

Notes:

*	Represents less than 1%.

(1)
The named party beneficially owns and has sole voting and investment power over all shares or rights to these shares, unless otherwise shown in the table. The numbers in this table assume that none of the selling stockholders sells shares of common stock not being offered in this Prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.

(2)
Applicable percentage of ownership is based on 5,814,039 common shares outstanding as of the date of this Prospectus, plus any securities held by such security holder exercisable for or convertible into common shares within sixty (60) days after the date of this Prospectus, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended.

Except as disclosed above, none of the selling stockholders:

(i)	has had a material relationship with us other than as a stockholder at any time within the past three years; or

(ii)	has ever been one of our officers or Directors.

PLAN OF DISTRIBUTION

This Prospectus is part of a registration statement that enables the selling stockholders to sell their shares on a continuous or delayed basis for a period of nine months after this registration statement is declared effective.  The selling stockholders may sell some or all of their common stock in one or more transactions, including block transactions:

1.	On such public markets as the common stock may from time to time be trading;

2.	In privately negotiated transactions;

3.	Through the writing of options on the common stock;

4.	In short sales; or

5.	In any combination of these methods of distribution.

The selling stockholders may also sell their shares pursuant to Rule 144 under the Act instead of through this Prospectus if available.

The sales price to the public is fixed at $0.05 per share until such time as the shares of our common stock are traded on the OTC Bulletin Board. Although we plan on our common stock being traded on the OTC Bulletin Board, public trading of our common stock may never materialize. If our common stock becomes traded on the OTC Bulletin Board, then the sales price to the public will vary according to the selling decisions of each selling stockholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

1.	The market price of our common stock prevailing at the time of sale;

2.	A price related to such prevailing market price of our common stock; or

3.	Such other price as the selling stockholders determine from time to time.

The selling stockholders named in this Prospectus may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions. Any broker or dealer participating in such transactions as agent may receive a commission from the selling stockholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling stockholders will likely pay the usual and customary brokerage fees for such services.

We can provide no assurance that all or any of the common stock offered will be sold by the selling stockholders named in this Prospectus. The estimated costs of this Offering are $17,008. We are bearing all costs relating to the registration of the common stock. The selling stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling stockholders named in this Prospectus must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. The selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be an “underwriter” within the meaning of the Securities Act in connection with such sales. In particular, during such times as the selling stockholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may among other things:

1.	Not engage in any stabilization activities in connection with our common stock;

2.	Furnish each broker or dealer through which common stock may be offered, such copies of this Prospectus, as amended from time to time, as may be required by such broker or dealer; and

3.	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

If an underwriter is selected in connection with this Offering, an amendment will be filed to identify the underwriter, disclose the arrangements with the underwriter, and we will file the underwriting agreement as an exhibit to this Prospectus.

The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act of 1934, as amended (the “Exchange Act”) will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholder is distributing shares covered by this Prospectus. Accordingly, the selling stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the SEC.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings. There are no material proceedings to which our Director , officers or our affiliates, any owner of record or beneficially of more than 5% of our common stock, or security holder is a party adverse to us or has a material interest adverse to us.

We are required by Section 78.090 of the Nevada Revised Statutes (the “NRS”) to maintain a resident agent in the State of Nevada. Our resident agent for this purpose is Incorp Services, Inc., 375 N. Stephanie Street, Suite 1411, Henderson, Nevada, 89014-8909 . All legal process and any demand or notice authorized by law to be served upon us may be served upon our resident agent in the State of Nevada in the manner provided in NRS 14.020(2).

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officers and Director and their age and titles as of July 14, 2008 are as follows:

Name of Director	Age	Position
Collin D. Sinclair	43	President, Secretary, Treasurer, and sole Director
Dana Kopecka	27	Vice President

Collin D. Sinclair has been our President, Secretary, Treasurer and the sole Director since our inception on November 2, 2006. From September 1998 to August 2002, Mr. Sinclair was a crane technician and apprentice electrician for Kaverit Steel & Crane in Saskatoon, Saskatchewan, Canada. In October of 2002, he achieved his electrical journeyman status (SIAST) at the Palliser Campus, Moose Jaw, Saskatchewan. From November of 2002 to January 2003, Mr. Sinclair was employed as an electrician at Triangle Electric, Estevan, Saskatchewan. From February 2003 to December 2005, Mr. Sinclair was employed as an Electronic Technician at Jaltronix Technologies, an industrial electronic and control systems designer and manufacturer, located in Saskatoon, Saskatchewan. Since January 2006, Mr. Sinclair has been the President and owner of Cynertia Control Inc., an industrial automation and electrical control systems designer and manufacturer located in Saskatoon, Saskatchewan.

Dana Kopecka has been our Vice-President since December 7, 2006. For the past six years, Ms. Kopecka has been studying medicine full time at Charles University, 3rd Medical Faculty in Prague, Czech Republic.

Neither Mr. Sinclair nor Ms. Kopecka has any formal training as a geologist and very limited training on the technical and managerial aspects of managing a mineral exploration company. None of their prior managerial and consulting positions have been in the mineral exploration industry. Accordingly, we will have to rely on the technical services of others to advise us on the managerial aspects specifically associated with a mineral exploration company. We do not have any employees who have professional training or experience in the mining industry. We rely on independent geological consultants to make recommendations to us on work programs on our property, to hire appropriately skilled persons on a contract basis to complete work programs and to supervise, review, and report on such programs to us.

Term of Office

Members of our Board of Directors are appointed to hold office until the next annual meeting of our stockholders or until his or her successor is elected and qualified, or until they resign or are removed in accordance with the provisions of the Nevada Revised Statutes. Our officers are appointed by our Board of Directors and hold office until removed by the board.

Significant Employees

We have no significant employees other than our executive officers and sole Director.

We conduct our business through agreements with consultants and arms-length third parties. Currently, we have no formal consulting agreements in place. We have a verbal arrangement with the consulting geologist currently conducting the exploratory work on the McVicar Claim. We pay to this geologist the usual and customary rates received by geologists performing similar consulting services.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of shares of our common stock owned beneficially as of July 14, 2008 by: (i) each person (including any group) known to us to own more than five percent (5%) of any class of our voting securities of our shares of common stock, (ii) our executive officers and director, and (iii) our named executive officers as defined in Item 402(a)(2) of Regulation S-B. Unless otherwise indicated, the stockholders listed possess sole voting and investment power with respect to the shares shown.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Common Stock(1)
Security Ownership of Management
Common Stock	Collin D. Sinclair President, Secretary, Treasurer, and Director 102 Pawlychenko Lane, #34 Saskatoon, SK S7V 1G9	4,000,000 Direct	68.8%
Common Stock	Dana Kopecka Vice President Praha 2, 120 00, Czech Republic	None	N/A
Common Stock	All Officers and our Director as a Group (2 persons)	4,000,000	68.8%
Security Ownership of Certain Beneficial Owners
Common Stock	Collin D. Sinclair President, Secretary, Treasurer, and Director 102 Pawlychenko Lane, #34 Saskatoon, SK S7V 1G9	4,000,000 Direct	68.8%

Notes:

(1)
A beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding on July 14, 2008 . As of July 14, 2008 , there were 5,814,039 shares of our common stock issued and outstanding.

Changes in Control

There are no arrangements which may result in a change in control of Rostock.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 100,000,000 shares of common stock, with a par value of $0.001 per share, and 100,000,000 shares of preferred stock, with a par value of $0.001 per share. As of July 14, 2008 , there were 5,814,039 shares of our common stock issued and outstanding that are held of record by thirty seven (37) registered stockholders. We have not issued any shares of preferred stock.

Common Stock

The following is a summary of the material rights and restrictions associated with our common stock. This description does not purport to be a complete description of all of the rights of our stockholders and is subject to, and qualified in its entirety by, the provisions of our most current Articles of Incorporation and Bylaws, which are included as exhibits to this registration statement.

The holders of our common stock have the right to cast one vote for each share held of record on all matters submitted to a vote of the holders of our common stock, including the election of directors. Holders of our common stock do not have cumulative voting rights in the election of directors. Pursuant to the provisions of Section 78.320 of the Nevada Revised Statutes (the “NRS”), at lease one percent of the outstanding shares of stock entitled to vote must be present, in person or by proxy, at any meeting of our stockholders in order to constitute a valid quorum for the transaction of business. Actions taken by stockholders at a meeting in which a valid quorum is present are approved if the number of votes cast at the meeting in favor of the action exceeds the number of votes cast in opposition to the action, provided, however, that directors shall be elected by a plurality of the votes of the shares present at the meeting and entitled to vote. Certain fundamental corporate changes such as the liquidation of all of our assets, mergers or amendments to our Articles of Incorporation require the approval of holders of a majority of the outstanding shares entitled to vote.

Holders of our common stock do not have any preemptive rights to purchase shares in any future issuances of our common stock or any other securities. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are fully paid and non-assessable.

The holders of our common stock are entitled to receive dividends pro rata based on the number of shares held, when and if declared by our Board of Directors , from funds legally available for that purpose. In the event of the liquidation, dissolution or winding up of the affairs of the Company, all our assets and funds remaining after the payment of all debts and other liabilities are to be distributed, pro rata, among the holders of our common stock.

Preferred Stock

Our Board of Directors is authorized by our Articles of Incorporation to divide the authorized shares of our preferred stock into one or more series, each of which shall be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our Board of Directors is authorized, within any limitations prescribed by law and our Articles of Incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including but not limited to the following:

(a)	the rate of dividend, the time of payment of dividends, whether dividends are cumulative, and the date from which any dividends shall accrue;

(b)	whether shares may be redeemed, and, if so, the redemption price and the terms and conditions of redemption;

(c)	the amount payable upon shares of preferred stock in the event of voluntary or involuntary liquidation;

(d)	sinking fund or other provisions, if any, for the redemption or purchase of shares of preferred stock;

(e)	the terms and conditions on which shares of preferred stock may be converted, if the shares of any series are issued with the privilege of conversion;

(f)
voting powers, if any, provided that if any of the preferred stock or series thereof shall have voting rights, such preferred stock or series shall vote only on a share for share basis with our common stock on any matter, including but not limited to the election of directors, for which such preferred stock or series has such rights; and

(g)
subject to the above, such other terms, qualifications, privileges, limitations, options, restrictions, and special or relative rights and preferences, if any, of shares or such series as our Board of Directors may, at the time so acting, lawfully fix and determine under the laws of the State of Nevada.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

There are no dividend restrictions that limit our ability to pay dividends on our common stock in our Articles of Incorporation or Bylaws. Chapter 78 of the NRS does provide certain limitations on our ability to declare dividends. Section 78.288 of Chapter 78 of the NRS prohibits us from declaring dividends where, after giving effect to the distribution of the dividend:

(a)	we would not be able to pay our debts as they become due in the usual course of business; or

(b)
except as may be allowed by our Articles of Incorporation, our total assets would be less than the sum of our total liabilities plus the amount that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders who may have preferential rights and whose preferential rights are superior to those receiving the distribution.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the Offering, any direct or indirect interest, in our company or any of its parents or subsidiaries. Nor was any such person connected with our company, or any of its parents or subsidiaries, a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

EXPERTS

The Loev Law Firm, PC has assisted us in the preparation of this Prospectus and registration statement and will provide counsel with respect to other legal matters concerning the registration and offering of the common stock.

Malone & Bailey, P.C., Certified Public Accountants (“Malone & Bailey”), our independent registered public accountants, have audited our financial statements included in this Prospectus and registration statement to the extent and for the periods set forth in their audit report. Malone & Bailey has presented its report with respect to our audited financial statements. The report of Malone & Bailey is included in reliance upon their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Bylaws provide that we will indemnify an officer, director, or former officer or director, to the full extent permitted by law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

ORGANIZATION WITHIN LAST FIVE YEARS

We were incorporated on November 2, 2006 under the laws of the State of Nevada.

Collin D. Sinclair and Dana Kopecka are the only people who have acted as Directors or executive officers of our Company since our inception. Mr. Sinclair acquired from us 4,000,000 shares of our common stock at a price of $0.01 per share on November 17, 2006. Mr. Sinclair paid a total purchase price of $40,000 for these shares. Ms. Kopecka has not entered into any agreements or transactions with us in which she is to receive from us or provide to us anything of value.

Director Independence

Our common stock is not currently listed on a national securities exchange or an inter-dealer quotation system. We intend to apply to have our common stock quoted on the OTC Bulletin Board interdealer quotation system, which does not have director independence requirements. Under NASDAQ Rule 4200(a)(15), a director is not considered to be independent if he or she is also an executive officer or employee of the corporation. Our sole Director, Collin D. Sinclair, is also our President, Secretary and Treasurer. As a result, we do not have any independent directors.

As a result of our limited operating history and limited resources, our management believes that we will have difficulty in attracting independent directors. In addition, we would likely be required to obtain directors and officers insurance coverage in order to attract and retain independent directors. Our management believes that the costs associated with maintaining such insurance is prohibitive at this time.

DESCRIPTION OF BUSINESS

In General

We were incorporated on November 2, 2006, pursuant to the laws of the State of Nevada. We are an exploration stage company engaged in the acquisition and exploration of mineral properties. We acquired a 100% undivided interest in a mineral claim known as McVicar Lode Mining Claim (the “McVicar Claim”) comprised of one located claim of 20 acres located in the Yellow Pine Mining District, Clark County, Nevada. Our plan of operation is to conduct mineral exploration activities on the McVicar Claim in order to assess whether it possesses mineral deposits of lead, zinc, copper, silver or gold capable of commercial extraction. Although the Yellow Pine Mining District is less famous than many of the other mining districts of the Great Basin, it nevertheless ranks second only to Tonopah in total Nevada lead and zinc production. During World War I, this district was one of the most productive in the West, but by the end of World War II, only a few mines remained in operation. A description of the McVicar Claim is provided under the heading “Description of Property.”

We have not earned any revenues to date. We do not anticipate earning revenues until such time as we enter into commercial production of our mineral properties. We are presently in the exploration stage of our business and we can provide no assurance that a commercially viable mineral deposit exists on our mineral claim or that we will discover commercially exploitable levels of mineral resources on our properties, or if such deposits are discovered, that we will enter into further substantial exploration programs. Further exploration is required before a final evaluation as to the economic and legal feasibility is required to determine whether our mineral claim possesses commercially exploitable mineral deposits. See “Management’s Discussion and Analysis or Plan of Operation – Plan of Operation.”

In  December 2007, we acquired the Amerillo Claim (described below) for $5,000 in prospecting fees, which we have no current plans to explore or develop.

Compliance with Government Regulation

Our activities are subject to extensive federal, state, and local regulations in the United States. These statutes regulate the mining of and exploration for mineral properties, and also the possible effects of such activities upon the environment. Future legislation and regulations could cause additional expense, capital expenditures, restrictions and delays in the development of the McVicar Claim, the extent of which cannot be predicted. Our McVicar Claim is comprised of a located mineral claim located on federal land managed by the U.S. Bureau of Land Management. Mining activities on the McVicar Claim must be carried out in accordance with a permit issued by the Bureau of Land Management.

Other regulatory requirements monitor the following:

(a)	Explosives and explosives handling.
(b)	Use and occupancy of site structures associated with mining.
(c)	Hazardous materials and waste disposal.
(d)	State Historic site preservation.
(e)	Archaeological and paleontological finds associated with mining.

The State of Nevada adopted the Mined Land Reclamation Act (the “Nevada Act”) in 1989 that established design, operation, monitoring and closure requirements for all mining facilities. The Nevada Act has increased the cost of designing, operating, monitoring and closing new mining facilities and could affect the cost of operating, monitoring and closing existing mining facilities. The State of Nevada has also adopted reclamation regulations. The Nevada Act also requires reclamation plans and permits for exploration projects that will result in more than five acres of surface disturbance.

In the context of environmental permitting, we must comply with known standards, existing laws and regulations that may entail greater or lesser costs and delays, depending on the nature of the activity to be permitted and how stringently the regulations are implemented by the permitting authority. We are not presently aware of any specific material environmental constraints affecting our property that would preclude the economic development or operation of any specific property.

If our property merits additional exploration or extraction work, it is reasonable to expect that compliance with environmental regulations will increase our costs. Such compliance may include feasibility studies on the surface impact of our proposed operations, costs associated with minimizing surface impact, water treatment and protection, reclamation activities, including rehabilitation of various sites, on-going efforts at alleviating the mining impact on wildlife and permits or bonds as may be required to ensure our compliance with applicable regulations. It is possible that the costs and delays associated with such compliance could become so prohibitive that we may decide to not proceed with exploration, development, or mining operations on our mineral property.

Competition

We are an exploration stage company. We compete with other mineral resource exploration and development companies for financing and for the acquisition of new mineral properties. Many of the mineral resource exploration and development companies with whom we compete have greater financial and technical resources than we do. Accordingly, these competitors may be able to spend greater amounts on acquiring mineral properties of merit, on exploring their mineral properties and on developing their mineral properties. In addition, they may be able to afford greater geological expertise in the targeting and exploration of mineral properties. This competition could result in competitors having mineral properties of greater quality and interest to prospective investors who may finance additional exploration and development. This competition could adversely impact our ability to finance further exploration and to achieve the financing necessary for us to develop our mineral properties.

We will also compete with other junior mineral exploration companies for financing from a limited number of investors that are prepared to make investments in junior mineral exploration companies. The presence of competing junior mineral exploration companies may impact our ability to raise additional capital in order to fund our exploration programs if investors are of the view that investments in competitors are more attractive based on the merit of the mineral properties under investigation and the price of the investment offered to investors. We will also compete with other junior and senior mineral companies for available resources, including, but not limited to, professional geologists, camp staff, helicopter or float planes, mineral exploration supplies and drill rigs.

Employees

As of the date of this Prospectus, we have no employees other than our executive officers and sole Director. We conduct our business largely through consultants.

Research and Development Expenditures

We have not incurred any research expenditures since our incorporation. We have expended approximately $7,500 on our exploration program as of the date of this Prospectus.

Patents and Trademarks

We do not own, either legally or beneficially, any patents or trademarks.

DESCRIPTION OF PROPERTY

Collin D. Sinclair, our President, Secretary, Treasurer and sole Director, provides us with approximately 200 square feet of office space, located at 102 Pawlychenko Lane, #34, Saskatoon, SK S7V 1G9, free of charge.

We also hold a 100% interest in the McVicar Claim located in Nevada and the Amerillo Queen Claim located in Nevada, described below.

Acquisition of the McVicar Claim

We entered into a purchase agreement dated December 22, 2006 with Kimberly Sinclair pursuant to which we acquired a 100% interest in the McVicar Claim for cash consideration of $6,000. Collin Sinclair, our President, Secretary, Treasurer and sole Director is not related to Kimberly Sinclair. The McVicar Claim property is comprised of a single located mineral claim with a total area of approximately 20 acres, located on the Yellow Pine Mining District, Clark County, Nevada, see “Figure 1” below. The McVicar Claim is located within Sections 11, 12, 13 and 14, Range 57E, Township 25S, at the easternmost portion of the Yellow Pine Mining District of Clark County, Nevada.

In accordance with Nevada mining regulations, the McVicar Claim is in good standing to September 1, 2009 . To keep the claim in good standing for additional years, proof of labor on the claim has to be filed each year with the Clark County recorder’s office in Las Vegas prior to its expiry date.

In addition to Nevada State regulations, federal regulations require a yearly maintenance fee to keep the claim in good standing. In accordance with federal regulations, the McVicar Claim is in good standing to September 1, 2009 . A yearly maintenance fee of $125 is required to be paid to the Bureau of Land Management prior to the expiry date to keep the claim in good standing for an additional year. If we fail to pay the required amount of fee of this exploration work, then our mineral claim will lapse on September 1, 2009 and we will lose all interest that we have in the mineral claim.

Figure 1
Location of Claim

Geological Report on the McVicar Claim

We engaged Laurence Sookochoff, P.Eng., to prepare a geological evaluation report on the McVicar Claim. Mr. Sookochoff is a consulting professional engineer in the Geological Section of the Association of Professional Engineers and Geoscientists of the Province of British Columbia, Canada. Mr. Sookochoff attended the University of British Columbia and holds a Bachelor of Science degree in geology. Mr. Sookochoff has been licensed as a professional engineer by the Professional Engineers Association of B.C. for the past 39 years.

The work completed by Mr. Sookochoff in preparing the geological report consisted of the review of geological data from previous exploration within the region. The acquisition of this data involved the research and investigation of historic files to locate and retrieve data information acquired by previous exploration companies in the area of the mineral claim as well as from reports written by Mr. Sookochoff on mineral properties in the specific area.

We received Mr. Sookochoff’s geological evaluation report on the McVicar Claim titled “Geological Evaluation Report on the McVicar Lode Mining Claim” on December 26, 2006. The geological report summarizes the results of the history of the exploration of the mineral claim, the regional and local geology of the mineral claim and the mineralization and the geological formations identified as a result of the prior exploration. The geological report also gives conclusions regarding potential mineralization of the mineral claim and recommends a further geological exploration program on the mineral claim.

Location, Climate, Infrastructure and Access

The McVicar Claim is located within Sections 11, 12, 13 and 14, Range 57E, Township 25S, at the easternmost portion of the Yellow Pine Mining District of Clark County, Nevada. The McVicar Claim may be accessed by traveling south from Las Vegas via Interstate Highway 15 for approximately 27 miles, then traveling northwest along Highway 161 for approximately ten miles to Goodsprings. The McVicar Claim may be accessed from Goodsprings by traveling west by gravel road for approximately six miles, and then south along a poor dirt road for approximately four miles.

The McVicar Claim is situated at the northern end of the Sheep Mountain Range, a southerly trending range of mountains with peaks reaching an elevation of 4,184 feet. The McVicar Claim covers the northerly and the southerly facing slopes of an east-westerly trending ridge called the Bonanza Ridge. The local topography is moderately steep sloping with relief in the order of 400 feet from the valley floor. The area is typically desert climate with relatively high temperatures and low precipitation. Vegetation consists mainly of desert shrubs and cactus. Sources of water should be available from local valley wells.

Our McVicar Claim presently does not have any known mineral reserves. The McVicar Claim does not currently have any permanent infrastructure in place. Power to the McVicar Claim will need to be supplied by portable generators brought onto the Property.

History of Exploration

The history of the Yellow Pine Mining District dates back to 1856 following investigation of lead ore in the area by Mormon missionaries. The first ore was smelted in 1857 and a mill was built north of Goodsprings in 1898. As a result of the mill availability, exploration activity led to the discovery of many mines in the region. The completion of the San Pedro, Los Angeles and Salt Lake railroad in 1905 and recognition of oxidized zinc minerals in the ore in 1906 stimulated development of the mines and the region has been subject to intermittent activity up to 1964, particularly during the World War I and II years.

The mines of this district have been worked primarily for their lead-zinc-silver values, however, a limited amount of gold has been recovered as a by-product of copper-lead-silver mining as well.

The history of the exploratory work performed on the McVicar Claim is not known, however, the property does show indications of localized exploration pits. Our consulting geologist believes that these pits were probably excavated during the mid-to-late-1800’s when the Goodsprings concentrator was operating. Reports indicate that there was intermittent ore production at the Root Mine, located approximately one mile northeast of the McVicar Claim, during the period from 1893 to 1952. No production has been reported on the McVicar Claim.

Geology

Regional Geology

The Spring Mountain Range in the west of the Yellow Pine Mining District, and the Sheep Mountain Range in the east, consists mainly of Paleozoic sediments which have undergone intense folding accompanied by faulting. A series of Carboniferous sediments consist largely of siliceous limestones and include strata of pure crystalline limestone and dolomite with occasional intercalated beds of fine grained sandstone.

The strata have a general west to southwest dip of from 15 to 45 degrees which is occasionally disturbed by local folds. Igneous rocks are scarce and are chiefly represented by quartz-monzonite porphyry dikes and sills. The quartz-monzonite porphyry is intruded into these strata and is of post-Jurassic age, perhaps Tertiary.

Property Geology

Indications are that the McVicar Claim is underlain by the Anchor Limestone Member of the Monte Cristo Limestone Formation. The Root Mine, located approximately one mile to the northeast of the McVicar Claim, is reported to have ore-bearing minerals in tabular bodies.

Mineralization

Regional Mineralization

Regionally, ore deposits in the Yellow Pine Mining District appear to fall into two distinct types, which may or may not be related: gold-copper deposits and lead-zinc deposits. Gold-copper deposits are clearly related to sill-like masses of granite porphyry. All existing gold-copper mines in the district worked the contact between the intrusive and surrounding sedimentary rocks. Gold occurred in both the intrusive and the carbonate wall rocks. It appears any carbonate unit was a suitable host.

The lead-zinc deposits in the area of the claim are often distant from intrusives and occur as veins or replacements of brecciated rocks along fault zones, either thrust faults or normal faults. Unlike the gold deposits, the productive lead-zinc deposits are restricted to the Monte Cristo Formation.

Mineralogy of gold-copper deposits consists of native gold, pyrite, limonite, cinnabar, malachite, azurite and chrysocolla. Lead-zinc deposits are comprised of hydrozincite, calamine, smithsonite, cerussite, anglesite, galena and iron oxides.

The unusual mineralogy of the district is due to the great depth of surface oxidation, exceeding 200 meters. Typical sulfides such as chalcopyrite, sphalerite and pyrite have been partially or completely altered to more stable hydrated carbonates and sulfates. Only the highly insoluble lead sulfide, galena, has successfully resisted surface oxidation.

Primary alteration is difficult to characterize due to the supergene overprint, but again appears to differ for gold-copper deposits and lead-zinc deposits. Gold-copper ores have been extensively sericitized and kaolinized, altering the host pluton to a rock that can be mined through simple excavation with little or no blasting. The rock is so thoroughly altered it decrepitates on exposure to the atmosphere. On the other hand, lead-zinc deposits appear to be characterized by dolomitization and minor silicification.

Property Mineralization

The favorable host rock for the indicated mineralization on the McVicar Claim is indicated to be a limestone. Although information on the mineralization of the McVicar Claim is not known, the mineralization at the Root Mine is reported as hydrozincite, calamine, and cerussite. Galena is reported to occur at the Root Mine as residual pods in masses of cerussite. Production from the Root Mine was reported to be approximately 4,000,000 lb of zinc, 850,000 lb of lead, 21,000 oz of silver, 44,000 lb of copper and 27 oz of gold.

Conclusions of Geological Report and Recommended Exploration Program

Mr. Sookochoff’s geological evaluation report concludes that the McVicar Claim incorporates some exploratory workings on mineral zones hosting significant zinc values. As the Yellow Pine Mining District has a history of significant zinc production from within veins or replacements of brecciated rocks along fault zones, Mr. Sookochoff has concluded that the McVicar Claim warrants further exploration for potentially economical mineral zones.

In his geological report, Mr. Sookochoff, recommended that a four-phase continuing exploration program be undertaken on the property in order to determine locations on which to focus concentrated exploration activities. The four-phase program consists of the following:

Phase	Recommended Exploration Program	Estimated Cost	Status
Phase I	Prospecting, trenching and sampling to determine geological controls to, and the nature of, the indicated mineralization.	$7,500	Completed January 25, 2007.
Phase II	VLF-EM and soil geochemical surveys along determined extensions of known mineral areas.	$10,500	Expected to be completed November 2008*.
Phase III	Sampling and geological mapping within anomalous zones indicated from the results of Phase II.	$12,500	Expected to be completed in March 2009*, depending on the results of Phase II.
Phase IV	Test diamond drilling of the prime correlative anomalous zones.	$40,000	Expected to be completed in July –August 2009*, depending on the results of Phase III.
	Total Estimated Cost	$70,500

* Funding permitting.

Current State of Exploration Activities

We have only recently commenced exploration of the McVicar Claim and our exploration activities are currently in the preliminary stages. Our planned exploration program is exploratory in nature and there is no assurance that we will find any mineral reserves on the McVicar Claim.

Phase I Exploration Results

Phase I of our exploration program was completed in January, 2007. The objective of the Phase I exploration program was to trench and sample the known mineral zone to determine the geological controls and the nature of the mineralization.

In completing the recommended Phase I program on the McVicar Claim, two trenches were established on the McVicar Claim in locations of mineralization. The measurements of Trench I and Trench II were 30 feet long by three feet wide and two feet deep, and 35 feet long by three feet wide and two feet deep, respectively.
Three grab samples were taken: one from each of the two trenches and one from the dump of a previous exploratory working of unknown dimensions. The samples were submitted for assay at the Assayers Canada laboratory in Vancouver, Canada.

Based on the assay results, our geological consultant concluded that the Phase I program was successful in that the mineralization and the sampling results from the dump of the previous exploratory workings and from Trenches I and II returned encouraging assay results that are indicative of potentially economic zones of mineralization.

Based on the results of Phase I of our exploration program, our geological consultant recommended that Phase II be commenced. The second phase will consist of VLF-EM and soil geochemical surveys, which should assist in defining the structural trend and indicated mineral zones and provide information as to the location of potentially economic mineral zones. As of the date of this Prospectus we have expended approximately $7,500 in connection with the preparation of the geological report and the exploration of our mineral claim.

A decision on proceeding beyond the planned Phase II exploration will be made by assessing whether the results of Phase II are sufficiently positive. The decision whether or not to proceed will be based on the recommendations of our geological consultant. The decision of the consultant whether or not to recommend proceeding will be based on a number of factors, including his subjective judgment and will depend primarily on the results of the immediately preceding stage. Additionally, we may not have sufficient funds to complete the Phase II exploration on the property and may be forced to raise additional capital before completing such Phase.

Amerillo Queen Claim

In December 2007, we, through an agent of the Company (described below), filed a claim for the Amerillo Queen Claim (the “Amerillo Claim”) with the State of Nevada.  The Amerillo Claim encompasses approximately 0.02 of an acre in Clark County, Nevada. In consideration for the prospecting on the Amerillo Claim and the location of the claim, we paid $5,000 to Emil Leimanis, an individual.    We do not have any current plans to continue with the exploration of the Amerillo Claim until after the exploration of our McVicar Claim, funding permitting, if ever.  In accordance with federal regulations, the Amerillo Claim is in good standing to September 1, 2008. A yearly maintenance fee of $125 is required to be paid to the Bureau of Land Management prior to the expiry date to keep the claim in good standing for an additional year. If we fail to pay the required amount of fee of this exploration work, then our mineral claim will lapse on September 1, 2008, and we will lose all interest that we have in the mineral claim.  We anticipate taking action within the next few weeks to pay the maintenance fee on the Amerillo Claim to make sure that the claim is in good standing until September 1, 2009.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Plan of Operation

Our plan of operation is to conduct mineral exploration activities on the McVicar Claim in order to assess whether the claim possesses mineral reserves capable of commercial extraction. Our exploration program is designed to explore for commercially viable deposits of lead, zinc, copper, silver or gold mineralization. We have not, nor has any predecessor, identified any commercially exploitable reserves of these minerals on our mineral claim.

We received the geological evaluation report on the McVicar Claim entitled “Geological Evaluation Report on the McVicar Lode Mining Claim” prepared by Mr. Sookochoff on December 26, 2006. The geological report summarizes the results of the history of the exploration of the mineral claims, the regional and local geology of the mineral claims and the mineralization and the geological formations identified as a result of prior exploration. The geological report also gives conclusions regarding potential mineralization of the mineral claims and recommends a further geological exploration program on the mineral claims. Phase I of the exploration program recommended by Mr. Sookochoff was completed in January, 2007. See “Description of Property.” During the next twelve months, we intend to complete Phase II and Phase III of the recommended exploration program, funding permitting, as described above.

We anticipate that we will incur the following expenses over the next twelve months:

Category	Planned Expenditures Over The Next 12 Months (US$)
Legal and Accounting Fees	$15,000
Office Expenses	$4,000
Consulting Fees	$3,000
Mineral Property Exploration Expenses	$23,000
Offering Expenses	$4,000
TOTAL	$49,000

Our current operating funds are not sufficient to meet the anticipated costs of Phases II and III of our exploration program for the McVicar Claim. Therefore, we will need to obtain additional financing in order to complete our full business plan. As of March 31, 2008, the date of our most recent financial statements, we had cash on hand in the amount of $20,923.

To date, we have not earned any revenues and we do not anticipate earning revenues in the near future. We currently do not have any arrangements for financing and we may not be able to obtain financing when required. Obtaining additional financing would be subject to a number of factors outside of our control, including the results from our exploration program, and any unanticipated problems relating to our mineral exploration activities, including environmental assessments and additional costs and expenses that may exceed our current estimates. These factors may make the timing, amount, terms or conditions of additional financing unavailable to us in which case our business will fail.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2008 COMPARED TO THE THREE MONTHS ENDED MARCH 31, 2007

We did not generate any revenue for the three months ended March 31, 2008 or the three months ended March 31, 2007, or for the period from inception, November 2, 2006, through March 31, 2008.  We do not anticipate generating revenues, if ever, until we raise sufficient capital to conduct our exploration activities and until and unless we locate commercial quantities of minerals, of which there can be no assurance.

We had total expenses consisting entirely of operating expenses of $6,791 for the three months ended March 31, 2008, compared to total operating expenses of $10,675 for the three months ended March 31, 2007, a decrease in total operating expenses of $3,884 or 36.4% from the prior period.  The main reason for the decrease in operating expenses was a $7,500 decrease in exploration and testing expenses to $0 for the three months ended March 31, 2008, compared to $7,500 for the three months ended March 31, 2007, offset by a $4,763 or 312% increase in legal and professional expenses to $6,289 for three months ended March 31, 2008, compared to $1,526 for the three months ended March 31, 2007.  The decrease in exploration and testing expenses for the three months ended March 31, 2008 is attributable to the fact that we did not undertake any exploration activities during the three months ended March 31, 2008, compared to undertaking our Phase I exploration activities during the three months ended March 31, 2007.  The increase in legal and professional expenses is due to expenses and fees associated with the drafting and filing of this registration statement to which this Prospectus is attached .

We had a net loss of $6,791 for the three months ended March 31, 2008, compared to a net loss of $10,675 for the three months ended March 31, 2007, a decrease in net loss of $3,884 or 36.4% from the prior period.

We currently anticipate having a net loss for each quarterly and annual period moving forward until and unless we are able to discover and successfully extract any minerals and generate any revenues through the sale of such minerals, of which there can be no assurance.

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2007 COMPARED TO THE PERIOD FROM NOVEMBER 2, 2006 (INCEPTION) TO DECEMBER 31, 2006

We did not generate any revenue for the year ended December 31, 2007, or for the period from November 2, 2006 (inception) to December 31, 2006.  We do not anticipate generating revenues, if ever, until we raise sufficient capital to conduct our exploration activities and until and unless we locate commercial quantities of minerals, of which there can be no assurance.

We had total operating expenses of $62,965 for the year ended December 31, 2007, compared to total operating expenses of $8,499 for the period from November 2, 2006 (inception) to December 31, 2006, an increase of $54,466 from the prior period.  The main reasons for the increase in expenses was a $33,628 increase in other selling, general and administrative expenses to $35,534 for the year ended December 31, 2007, compared to $1,906 for the period from November 2, 2006 (inception) to December 31, 2006, in connection with increased legal and accounting fees in connection with the preparation of private offering and this Registration Statement during fiscal 2007, which expenses were not present during the period from November 2, 2006 (inception) to December 31, 2006; a $15,500 increase in exploration and testing expenses to $18,500 for the year ended December 31, 2007, compared to $3,000 for the period from November 2, 2006 (inception) to December 31, 2006, in connection with exploration expenses and testing on our McVicar Claim and Amerillo Claim during the year ended December 31, 2007, which expenses were not present during the prior period; and an increase of $5,338 in legal expenses to $8,931 for the year ended December 31, 2007, compared to $3,593 for the period from November 2, 2006 (inception) to December 31, 2006, mainly due to increased expenses associated with the preparation of the Prospectus.  Additionally attributing to the increase in expenses for the year ended December 31, 2007, compared to the period from November 2, 2006 (inception) to December 31, 2006, was that the prior figures only represented approximately two months of expenses, while the former figures represent twelve months of expenses.

We had a net loss of $62,965 for the year ended December 31, 2007, compared to a net loss of $8,499 for the period from November 2, 2006 (inception) to December 31, 2006, an increase in net loss of $54,466 from the prior period.

We had $8,292 of comprehensive income in connection with foreign currency exchanges between Canadian accounts and our U.S. financial statement presentation for the year ended December 31, 2007, compared to no comprehensive income for the period from November 2, 2006 (inception) to December 31, 2006.

We had $54,673 of comprehensive loss for the year ended December 31, 2007, compared to $8,499 of comprehensive loss for the period from November 2, 2006 (inception) to December 31, 2006, an increase in comprehensive loss of $46,174 from the prior period.

LIQUIDITY AND CAPITAL RESOURCES

We had current assets of $27,049 as of March 31, 2008, consisting of cash and cash equivalents of $20,923 and prepaid expenses of $6,126.  We had no other assets besides the cash and cash equivalents of $20,923 and prepaid expenses of $6,126 as of March 31, 2008.

We had total liabilities, consisting solely of current liabilities of $3,780 as of March 31, 2008, which included accounts payable of $3,780.

We had working capital of $23,269 and a total deficit accumulated during the development stage of $78,255 as of March 31, 2008.

We had $16,016 of net cash used in operating activities for the three months ended March 31, 2008, which was due to $6,791 of net loss, $6,126 of prepaid expense and $3,099 of accounts payable.

We had no net cash provided by financing activities for the three months ended March 31, 2008.

Going Concern:
The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liabilities in the ordinary course of business. Operating losses have been incurred each year since inception, resulting in an accumulated deficit of $71,464 and $78,255 at December 31, 2007 and March 31, 2008, respectively. This condition raises substantial doubt about Rostock’s ability to continue as a going concern. Currently, management is attempting to raise further capital to fund these losses; however, no assurance can be given as to the success of these efforts.

The financial statements of Rostock do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary if Rostock is unable to continue as a going concern.

Future Financing

Currently, we do not have sufficient capital resources to meet the anticipated costs of Phases II and III of our exploration plan. We anticipate relying on equity sales of our common stock in order to continue to fund our business operations. Issuances of additional shares will result in dilution to our existing stockholders. There is no assurance that we will achieve any of additional sales of our equity securities or arrange for debt or other financing to fund our planned business activities. We may also rely on loans from our executive officers and our sole Director; however, there are no assurances that our officers or our sole Director will provide us with any additional funds if and when needed.

Currently, we do not have any arrangements for additional financing. There is no assurance that we will be able to obtain additional financing if and when required. We anticipate that any additional financing may be in the form of sales of additional shares of our common stock which may result in dilution to our current shareholders.

Off-Balance Sheet Arrangements

None.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as described below, none of the following parties have, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transactions that have or will materially affect us, other than as noted in this section:

1.	Any of our officers or our Director;
2.	Any person proposed as a nominee for election as a director;
3.	Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our outstanding shares of common stock;
4.	Any of our promoters; and
5.	Any member of the immediate family (including spouse, parents, children, step-parents, step-children, siblings and in-laws) of any of the foregoing persons.

On November 17, 2006, we issued 4,000,000 shares of common stock to our President and sole Director, Collin D. Sinclair, at a price of $0.01 per share for an aggregate of $40,000. The shares were issued pursuant to Section 4(2) of the Securities Act and are restricted shares as defined in the Securities Act.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Holders of Our Common Stock

As of the date of this Prospectus, we had thirty seven (37) registered stockholders.

No Public Market for Common Stock

There is currently no public market for our common stock. We plan on our common stock being quoted on the OTC Bulletin Board sometime after the effectiveness of the registration statement of which this Prospectus forms a part. However, we can provide no assurance that our shares will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or quotation system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of securities laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type, size and format, as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with: (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a suitably written statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, if our common stock becomes subject to the penny stock rules, stockholders may have difficulty selling those securities.

Outstanding Options, Warrants or Convertible Securities

As of the date of this Prospectus, we do not have any outstanding options, warrants to purchase our common stock or securities convertible into shares of our common stock.

Rule 144 Shares

The remaining 4,000,000 shares of our currently issued and outstanding common stock which are not being registered pursuant to this registration statement will be subject to the resale provisions of Rule 144. Sales of shares of common stock in the public markets may have an adverse effect on prevailing market prices for the common stock.

Rule 144 governs resale of "restricted securities" for the account of any person (other than an issuer), and restricted and unrestricted securities for the account of an "affiliate" of the issuer. Restricted securities generally include any securities acquired directly or indirectly from an issuer or its affiliates which were not issued or sold in connection with a public offering registered under the Securities Act. An affiliate of the issuer is any person who directly or indirectly controls, is controlled by, or is under common control with, the issuer. Affiliates of the Company may include its directors, executive officers, and persons directly or indirectly owning 10% or more of the outstanding common stock.  Under new rules adopted by the Commission, unregistered resales of restricted securities of reporting companies are able to be made by non-affiliates and affiliates after such securities have been held for six (6) months (assuming the issuer remains current for an additional six months, and subject to any affiliates complying with certain volume limitations and other resale requirements as set forth in Rule 144), and after one (1) year by affiliates and non-affiliates of non-reporting companies, subject to certain requirements under Rule 144, as it has been amended (including that there is current public information regarding the issuer for sales by affiliates and that other volume limitations are complied with for sales of affiliates, as described in greater detail in Rule 144).

Registration Rights

We have not granted registration rights to the selling stockholders or to any other persons.

We are paying the expenses of the Offering because we seek to: (i) become a reporting company with the SEC under the Exchange Act; and (ii) enable our common stock to be quoted on the OTC Bulletin Board. We must be a reporting company under the Act in order for our common stock to be eligible for trading on the OTC Bulletin Board. We believe that the registration of the resale of shares on behalf of existing stockholders may facilitate the development of a public market in our common stock if our common stock is approved for trading on the OTC Bulletin Board.

We believe that the development of a public market for our common stock, of which there can be no assurance, will make an investment in our common stock more attractive to future investors. In the near future, in order for us to continue with our exploration programs, we may need to raise additional capital. We believe that obtaining reporting company status and quotation on the OTC Bulletin Board should increase our ability to raise these additional funds from investors.

Dividends

There are no restrictions in our Articles of Incorporation or Bylaws that would prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.	We would not be able to pay our debts as they become due in the usual course of business; or

2.
Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

EXECUTIVE COMPENSATION

Management Compensation

No salary or other compensation was paid or earned by any of our named executive officers, as that term is defined in Item 402(a)(2) of Regulation S-B , and or our sole Director, during the fiscal year ended December 31, 2007.

Stock Option Grants

We do not have any stock options outstanding. No stock options or stock appreciation rights under any stock incentive plans were granted to our officers or our Director since our inception.

Compensation of Our Director

We did not pay any compensation to, and no compensation was earned by, our sole Director during the period from inception on November 2, 2006 to December 31, 2007. We do not have any arrangements pursuant to which our Director is compensated for any services provided as a Director or for committee participation or special assignments.

FINANCIAL STATEMENTS

ROSTOCK VENTURES CORP

Index

Page

Financial Statements:
Balance Sheets as of December 31, 2007 and March 31, 2008 (Unaudited)	F-1

Statements of Expenses for the quarter ended March 31, 2008 and 2007 and for the period from inception (November 2, 2006) to March 31, 2008 (Unaudited)	F-2

Statements of Changes in Stockholders’ Equity for the quarter ended March 31, 2008 and for the period from inception (November 2, 2006) to December 31, 2007 (Unaudited)	F-3

Statements of Cash Flows for the quarters ended March 31, 2008, March 31, 2007 and for the period from inception (November 2, 2006) to March 31, 2008 (Unaudited)	F-4

Notes to Financial Statements	F-5

Report of Independent Registered Public Accounting Firm	F-6

Financial Statements:
Balance Sheet as of December 31, 2007 (audited)	F-7

Statements of Expenses for the years ended December 31, 2007 and 2006 and for the period from inception (November 2, 2006) to March 31, 2008	F-8

Statements of Stockholders’ Equity for the period from November 2, 2006 (inception) to December 31, 2007	F-9

Statements of Cash Flows for the years ended December 31, 2007 and 2006 and for the period from inception (November 2, 2006) to March 31, 2008	F-10

Notes to Financial Statements	F-11

Rostock Ventures Corp.

(A Development Stage Company)
Balance Sheets
(Unaudited)

	March 31,	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$20,923	$38,128
Prepaid expenses	6,126	-

Total assets	$27,049	$38,128

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,780	$6,879

Total liabilities	3,780	6,879

Stockholders’ equity:
Preferred stock, $0.001 par value; 100,000,000 shares authorized, 0 shares issued and outstanding at March 31, 2008 and December 31, 2007	-	-
Common stock, $0.001 par value; 100,000,000 shares authorized, 5,814,039 shares issued and outstanding at March 31, 2008 and December 31, 2007	5,814	5,814
Additional paid-in capital	88,607	88,607
Deficit accumulated during the development stage	(78,255)	(71, 464)
Accumulated other comprehensive income	7,103	8,292
Total stockholders’ equity	23,269	31,249

Total liabilities and stockholders’ equity	$27,049	$38,128

Rostock Ventures Corp.

(A Development Stage Company)
Statements of Expenses

For the Quarters Ended March  31, 2008, March 31,  2007, and The Period from November 2, 2006 (Inception) to March 31, 2008

(Unaudited)
	Quarter Ended March 31, 2008	Quarter Ended March 31, 2007	November 2, 2006 (Inception) to March 31, 2008

Operating expenses:

Exploration and testing	$-	$7,500	$21,500
Legal and professional expenses	6,289	1,526	13,026
Other selling, general and administrative	502	1,649	43,729

Total Expenses	6,791	10,675	78,255

Net Loss	(6,791)	(10,675)	(78,255)

Comprehensive income (loss), net of tax	(1,189)	112	7,103
Comprehensive Loss	(7,980)	(10,563)	(71,152)

Basic and diluted net loss per common share	$(0.00)	$(0.00)

Weighted average common shares outstanding	5,814,039	5,814,039

Rostock Ventures Corp.

(A Development Stage Company)

Statement of Stockholders’ Equity

For the quarter ended March 31, 2008

(Unaudited)

	Common shares	Stock amount	Additional Paid in Capital	Subscriptions received	Accumulated Deficit	Accumulated Other Comprehensive Income	Total
Balance, December 31, 2007	5,814,039	$5,814	$88,607	$-	$(71,464)	$8,292	$31,249
Net loss					(6,791)		(6,791)
Cumulative translation adjustment						(1,189)	(1,189)
Balance, March 31, 2008	5,814,039	$5,814	$88,607	$-	$(78,255)	$7,103	$23,269

Rostock Ventures Corp.
(A Development Stage Company)

Statements of Cash Flows

For the Quarters Ended March 31, 2008, March 31, 2007, AND NOVEMBER 2, 2006 (Inception) to March 31, 2008
(Unaudited)

	Quarter Ended March 31, 2008	Quarter Ended March 31, 2007	November 2, 2006 (Inception) to March 31, 2008

Cash flows from operating activities:
Net loss	$(6,791)	$(10,675)	$(78,255)
Adjustments to reconcile net loss to net cash used in operating activities:
Write-off of mining claim costs	-	-	11,000
Changes in assets and liabilities:
Prepaid expenses	(6,126)	-	(6,126)
Accounts payable	(3,099)	(3,593)	3,780
Net cash used in operating activities	(16,016)	(14,268)	(69,601)

Cash flows from investing activities:
Purchase of mining claim	-	-	(11,000)

Cash flows from financing activities:
Cash received for stock issued	-	3,621	43,734
Cash received for stock not issued	-	-	50,687
Proceeds (to)/ from shareholder	-	(356)	-
Net cash provided by financing activities	-	3,265	94,421

Foreign exchange effect on cash	(1,189)	112	7,103
Net increase (decrease) in cash and cash equivalents	(17,205)	(10,891)	20,923

Cash and cash equivalents at beginning of period	38,128	80,137	-

Cash and cash equivalents at end of period	$20,923	$69,246	$20,923

Supplemental information:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

1.Basis of Presentation

The accompanying unaudited interim financial statements of Rostock Ventures, Corp have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission, and should be read in conjunction with the audited financial statements and notes thereto contained in Rostock’s Annual Financial Statements filed with the SEC on Form S-1.  In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim period presented have been reflected herein.  The results of operations for the interim period is not necessarily indicative of the results to be expected for the full year.  Notes to the financial statements which would substantially duplicate the disclosures contained in the audited financial statements for the most recent fiscal period ended December 31, 2007, as reported in the Form S-1, have been omitted.

2. Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liabilities in the ordinary course of business. Operating losses have been incurred each year since inception, resulting in an accumulated deficit of $78,255 at March 31, 2008. This condition raises substantial doubt about Rostock’s ability to continue as a going concern. Currently, management is attempting to raise further capital to fund these losses; however, no assurance can be given as to the success of these efforts.

The financial statements of Rostock do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary if Rostock is unable to continue as a going concern.

Report of Independent Registered Public Accounting Firm

To Stockholders and Board of Directors
Rostock Ventures Corp.
(A Development Stage Company)
Saskatoon, Saskatchewan
Canada

We have audited the accompanying balance sheet of Rostock Ventures Corp., (a development stage company), as of December 31, 2007, and the related statements of expenses, changes in stockholders’ equity, and cash flows for the year ended December 31, 2007, the period from November 2, 2006 (Inception) through December 31, 2006 and for the period from November 2, 2006 (inception) through December 31, 2007. These financial statements are the responsibility of Rostock’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatements. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness on the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Rostock Ventures Corp., as of December 31, 2007, and the results of its operations and cash flows for the periods described in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations, which raises substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Malone & Bailey, PC
Houston, Texas
www.malone-bailey.com

May 7, 2008

Rostock Ventures Corp.
Balance Sheet

(A Development Stage Company)

December 31, 2007

Assets
Current assets:
Cash and cash equivalents	$38,128
Total assets	$38,128

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$6,879
Total liabilities	6,879

Stockholders’ equity:
Preferred stock, $0.001 par value; 100,000,000 shares authorized, 0 shares issued and outstanding at December 31, 2007	-
Common stock, $0.001 par value; 100,000,000 shares authorized, 5,814,039 shares issued and outstanding at December 31, 2007	5,814
Additional paid-in capital	88,607
Subscriptions received	-
Deficit accumulated during the development stage	(71, 464)
Accumulated other comprehensive income	8,292
Total stockholders’ equity	31,249
Total liabilities and stockholders’ equity	$38,128

See accompanying notes to these financial statements.

Rostock Ventures Corp.
Statements of Expenses

(A Development Stage Company)

For the Year Ended December 31, 2007, November 2, 2006 (Inception) to December 31, 2006, and November 2, 2006 (inception) to December 31, 2007

	Year Ended December 31, 2007	November 2, 2006 (Inception) to December 31, 2006	November 2, 2006 (Inception) to December 31, 2007

Operating expenses:

Exploration and testing	$18,500	$3,000	$21,500
Legal expenses	8,931	3,593	12,524
Other selling, general and administrative	35,534	1,906	37,440

Total Expenses	62,965	8,499	71,464

Net Loss	(62,965)	(8,499)	(71,464)

Comprehensive income, net of tax	8,292	-	8,292
Comprehensive Loss	(54,673)	(8,499)	(63,172)

Basic and diluted net loss per common share	$(0.01)	$(0.00)

Weighted average common shares outstanding	5,659,970	4,000,000

See accompanying notes to these financial statements.

 Rostock Ventures Corp.
Statements of Stockholders’ Equity

(A Development Stage Company)

For the period from November 2, 2006 (Inception) to December 31, 2007

	Common shares	Stock amount	Additional Paid in Capital	Subscriptions received	Accumulated Deficit	Accumulated Other Comprehensive Income	Total
Balance, November 2, 2006	-	$-	$-	$-	$-	$-	$-
Issuance of common stock for cash to founder	4,000,000	4,000	36,000	-	-	-	40,000
Cash received for stock subscribed		-	-	50,687	-	- -	50,687
Net loss		-	-	-	(8,499)	- -	(8,499)
Balance, December 31, 2006	4,000,000	$4,000	$36,000	$50,687	$(8,499)	$-	82,188
Shares issued for cash	1,814,039	1,814	52,607	(50,687)	-	-	3,734
Net loss		-	-	-	(62,965)	-	(62,965)
Cumulative translation adjustment						8,292	8,292
Balance, December 31, 2007	5,814,039	$5,814	$88,607	$-	$(71,464)	$8,292	$31,249

See accompanying notes to these financial statements.

Statements of Cash Flows

(A Development Stage Company)

For the Year Ended December 31, 2007, November 2, 2006 (Inception) to December 31, 2006, and November 2, 2006 (inception) to December 31, 2007

	Year Ended December 31, 2007	November 2, 2006 (Inception) to December 31, 2006	November 2, 2006 (Inception) to December 31, 2007
Cash flows from operating activities:
Net loss	$(62,965)	$(8,499)	$(71,464)
Adjustments to reconcile net loss to net cash used in operating activities:
Write-off of mining claim costs	11,000	-	11,000
Changes in assets and liabilities:
Accounts payable	3,286	3,593	6,879
Net cash used in operating activities	(48,679)	(4,906)	(53,585)

Cash flows from investing activities:
Purchase of mining claim	(5,000)	(6,000)	(11,000)

Cash flows from financing activities:
Cash received for stock issued	3,734	40,000	43,734
Cash received for stock not issued	-	50,687	50,687
Proceeds (to)/ from shareholder	(356)	356	-
Net cash provided by financing activities	3,378	91,043	94,421

Foreign exchange effect on cash	8,292	0	8,292
Net increase (decrease) in cash and cash equivalents	(42,009)	80,137	38,128

Cash and cash equivalents at beginning of period	80,137	-	-

Cash and cash equivalents at end of period	$38,128	$80,137	$38,128

Supplemental information:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-
See accompanying notes to these financial statements.

1.Summary of Significant Accounting Policies

Nature of Business
Rostock Ventures, Corp. was incorporated on November 2, 2006 in Nevada.  Rostock  was formed to seek business opportunities in mineral exploration.  At December 31, 2007, Rostock had purchased two mining claims and was in the process of geologically evaluating and testing these claims.  However, since inception Rostock has primarily been involved in business planning and raising capital.

Reclassifications
Certain prior year amounts have been reclassified to conform with the current year presentation.

Use of Estimates
In preparing financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenue and expenses in the statement of expenses.  Actual results could differ from those estimates.

Cash and Cash Equivalents
For purposes of the statement of cash flows, Rostock considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Income Taxes
Rostock recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered.  Rostock provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

Basic and Diluted Net Loss per Share
Basic and diluted net loss per share calculations are presented in accordance with Financial Accounting Standards Statement 128, and are calculated on the basis of the weighted average number of common shares outstanding during the year. They include the dilutive effect of common stock equivalents in years with net income. Basic and diluted loss per share are the same due to the absence of common stock equivalents.

Foreign Currency
Rostock has the U.S. dollar designated as their functional currency because most transactions, including all operating costs are conducted in U.S. dollars.  Transactions conducted in the local currency are re-measured to U.S. dollars for consolidation purposes using current rates of exchange for assets and liabilities. Income and expense elements are re-measured at average rates that approximate the rates in effect on the transaction dates.  Equity transactions are re-measured at historical rates.

Foreign currency translation adjustments are accumulated as a separate component of stockholders' equity and reported as part of other comprehensive income (loss).

Recently Issued Accounting Pronouncements
Rostock does not expect the adoption of recently issued accounting pronouncements to have a significant impact on Rostock’s results of operations, financial position or cash flows.

2. Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liabilities in the ordinary course of business. Operating losses have been incurred each year since inception, resulting in an accumulated deficit of $71,464 at December 31, 2007. This condition raises substantial doubt about Rostock’s ability to continue as a going concern. Currently, management is attempting to raise further capital to fund these losses; however, no assurance can be given as to the success of these efforts.

The financial statements of Rostock do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary if Rostock is unable to continue as a going concern.

3.Equity

From inception (November 2, 2006) through December 31, 2007, Rostock sold 5,814,039 shares of common stock, 4,000,000 which were issued to the founder at $.01 per share.

4.Income Taxes

Rostock uses the liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes. During fiscal 2007, Rostock incurred a loss and, therefore, has no tax liability. The net deferred tax asset generated by the loss carry-forward has been fully reserved. The cumulative net operating loss carry-forward is $69,899 at December 31, 2007, and will expire through 2027.

At December 31, 2007, deferred tax assets consisted of the following:

Deferred tax assets
Net operating losses		$23,766
Less: valuation allowance		(23,766)

Net deferred tax asset	$

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have had no changes in or disagreements with our principal independent accountant.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a Registration Statement on Form S-1 under the Securities Act with the SEC with respect to the shares of our common stock offered through this Prospectus. This Prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of Rostock. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving Rostock, and the statements we have made in this Prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement, exhibits and schedules filed with the SEC at the SEC's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, Room 1580, 100 F Street NE, Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the SEC. Our registration statement and the referenced exhibits can also be found on this website.

SUBJECT TO COMPLETION, DATED ______, 2008

PROSPECTUS

ROSTOCK VENTURES CORP.

1,814,039 SHARES
COMMON STOCK

Dealer Prospectus Delivery Obligation

Until ninety days after the date this registration statement is declared effective, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a Prospectus. This is in addition to the dealer's obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24.           INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers and Director are indemnified as provided by the Nevada Revised Statutes (the “NRS”), our Articles of Incorporation and our Bylaws.

Indemnification

Chapter 78 of the NRS, pertaining to private corporations, provides that we are required to indemnify our officers and directors to the extent that they are successful in defending any actions or claims brought against them as a result of serving in that position, including criminal, civil, administrative or investigative actions and actions brought by or on behalf of Rostock.

Chapter 78 of the NRS further provides that we are permitted to indemnify our officers and directors for criminal, civil, administrative or investigative actions brought against them by third parties and for actions brought by or on behalf of Rostock, even if they are unsuccessful in defending that action, if the officer or director:

(a)	is not found liable for a breach of his or her fiduciary duties as an officer or director or to have engaged in intentional misconduct, fraud or a knowing violation of the law; or

(b)
acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of Rostock, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

However, with respect to actions brought by or on behalf of Rostock against our officers or directors, we are not permitted to indemnify our officers or directors where they are adjudged by a court, after the exhaustion of all appeals, to be liable to us or for amounts paid in settlement to Rostock, unless, and only to the extent that, a court determines that the officers or directors are entitled to be indemnified.

Our Articles of Incorporation and our Bylaws provide that we will indemnify our officers and directors to the full extent permitted by law for any threatened, pending or completed actions or proceedings, whether they be civil, criminal, administrative or investigative, including actions or proceedings brought by or in the right of our company.

Advance of Expenses

As permitted by Chapter 78 of the NRS, our Articles of Incorporation and our Bylaws, we are to advance funds to our officers or directors for the payment of expenses incurred in connection with defending a proceeding brought against them in advance of a final disposition of the action, suit or proceeding. However, as a condition of our doing so, the officers or directors to which funds are to be advanced must provide us with undertakings to repay any advanced amounts if it is ultimately determined that they are not entitled to be indemnified for those expenses.

Insurance

Chapter 78 of the NRS and our Bylaws also allow us to purchase and maintain insurance on behalf of our officers or Director, regardless of whether we have the authority to indemnify them against such liabilities or expenses.

ITEM 25.           OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs of this Offering are as follows:

Expenses(1)	US($)
SEC Registration Fee	$3
Transfer Agent Fees	$1,000
Accounting Fees and Expenses	$5,000
Legal Fees and Expenses	$30,000
Miscellaneous	$1,000
Total	$37,003

Notes:
(1)	All amounts are estimates, other than the SEC's registration fee.

We are paying all expenses of the Offering listed above. No portion of these expenses will be paid by the selling stockholders. The selling stockholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

ITEM 26.           RECENT SALES OF UNREGISTERED SECURITIES

We issued 4,000,000 shares of our common stock on November 17, 2006 to Collin D. Sinclair. Mr. Sinclair is our President and sole Director. These shares were issued pursuant to Section 4(2) of the Securities Act at a price of $0.01 per share, for total proceeds of $40,000. The 4,000,000 shares of common stock are restricted shares as defined in the Securities Act.

We completed a private placement of 1,814,039 shares of our common stock at a price of $0.03 per share to a total of thirty six (36) purchasers on January 5, 2007. We completed the offering pursuant to Regulation S under the Securities Act. Each purchaser represented to us that they were not a “US person” as defined in Regulation S. We did not engage in a distribution of this offering in the United States. Each purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends were affixed to the stock certificate issued to each purchaser in accordance with Regulation S. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers.

ITEM 27.           EXHIBITS

Index of Exhibits

Exhibit Number	Description of Exhibits

3.1(1)	Articles of Incorporation.

3.2(1)	Bylaws.

5.1*	Opinion and consent of The Loev Law Firm, PC re: the legality of the shares being registered.

10.1(1)	Purchase Agreement dated December 22, 2006 between Kimberly Sinclair and Rostock.

10.2*	Invoice for Prospecting and Location of the Amerillo Queen Claim

23.1*	Consent of Malone & Bailey, P.C., Certified Public Accountants.

23.2*	Consent of The Loev Law Firm, PC (included in Exhibit 5.1)

23.3*	Consent of Laurence Sookochoff, P.Eng., Consulting Geologist.

*   Filed as an exhibit to this S-1/A Registration Statement.

(1) Filed as an exhibit to our Form SB-2 Registration Statement filed with the Commission on July 30, 2007, and incorporated herein by reference.

ITEM 28.           UNDERTAKINGS

The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

	(a)	Include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

	(c)	Include any additional or changed material information on the plan of distribution.

2.
For the purpose of determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement relating to the securities offered herein, and to treat the offering of such securities at that time to be the initial bona fide offering thereof.

3.	File a post-effective amendment to remove from registration any of the securities being registered hereby that remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

For the purposes of determining liability under the Securities Act for any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Saskatoon, Province of Saskatchewan, Canada, on July 28, 2008.

ROSTOCK VENTURES CORP.

By:	/s/ Collin D. Sinclair
COLLIN D. SINCLAIR
Chief Executive Officer, Chief Financial Officer,
President, Secretary and Treasurer
(Principal Executive Officer
and Principal Accounting Officer )

Date:	July 28, 2008

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

By:	/s/ Collin D. Sinclair
COLLIN D. SINCLAIR
Chief Executive Officer, Chief Financial Officer, President,
Secretary, Treasurer
and Director
(Principal Executive Officer
and Principal Accounting Officer )

Date:	July 28, 2008